Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed on this 18th day of June, 2007, by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at  One Crescent Drive, Suite 203, Navy Yard Corporate Center; 2nd floor, Philadelphia, PA 19112 (“RAI”), and JEFFREY F. BROTMAN (“Brotman”).

BACKGROUND

A.           RAI desires to employ Brotman and Brotman desires to be employed by RAI.

B.           Brotman and RAI desire to formally set forth the terms, conditions and agreements regarding Brotman’ employment as Executive Vice-President.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, RAI and Brotman hereby agree as follows:

1)           Employment.  During the term of this Agreement, Brotman shall be employed as Executive Vice-President of RAI.

2)           Duties.  Brotman shall report to, and accept direction from, the Chief Executive Officer of RAI and from the Chairman of the Board of Directors of RAI.  Brotman shall serve RAI diligently, competently and to the best of his abilities. Brotman shall be required to devote  as much of his time and attention to the business of RAI as is be required to fulfill his duties.  It is recognized that Brotman in the past has participated, and it is agreed that Brotman may in the future may participate in business endeavors separate and apart from RAI, but that his principal professional endeavor shall be his service to RAI hereunder.

3)           Term.  Brotman’s employment hereunder shall commence on June 18, 2007 and continue in full force and effect for a period of one (1) year, unless sooner terminated in accordance with the provisions hereof (the “Term”).  The Term shall automatically extend each day so that on any day that this Agreement is in effect, there shall be one (1) year remaining in the Term.  Notwithstanding the foregoing, such automatic extensions shall cease upon RAI’s written notice to Brotman of its election to terminate this Agreement at the end of the one (1) year period then in effect.

4)           Compensation.

a)           Base Compensation.  Brotman’s compensation during the Term shall be determined by the Board of Directors of RAI (the “Board”), subject to the next sentence and Section 4b).  During the initial year of the Term, RAI shall pay to Brotman “Base Compensation” initially in an amount equal to Three Hundred Fifty Thousand Dollars

($350,000.00) per annum (the “Initial Level”).  Brotman’s Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers.  It is understood that RAI, through the compensation committee of the Board of RAI, will review Brotman’s performance on an annual basis and may increase or decrease (but in no event below the Initial Level) his Base Compensation based upon his performance.

(b)           Incentive Compensation.  During the Term, Brotman may receive incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon Brotman’s performance.

5)           Benefits.

Brotman shall be entitled to receive the following benefits from RAI:

a)           Participation in Plans.  Brotman shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Brotman is eligible under the terms of such plans or programs.

b)           Disability.  Brotman shall be eligible for any short and long term disability and any life insurance plans or programs that are available to other Senior Vice Presidents of RAI in each case to the extent Brotman is eligible under the terms of such plans or programs.

c)           Reimbursement of Expenses.  RAI shall reimburse Brotman for all reasonable expenses incurred by Brotman in the performance of his duties, including without limitation expenses incurred during business-related travel. Brotman shall present to RAI, from time to time, an itemized account of such expenses in such form as may be required by RAI.

d)           Personal Time Off.  Brotman shall be entitled to a number of days of personal time off work during each calendar year which shall be no less than the amount set forth in RAI’s company policies for its senior officers.  This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by RAI.

6)           Termination.

Anything herein contained to the contrary notwithstanding, Brotman’s employment hereunder shall terminate as a result of any of the following events:

a)           Brotman’s death;

b)           Termination by RAI, for Cause.  “Cause” shall encompass the following: (i) Brotman has committed any act of fraud; (ii) illegal conduct or gross misconduct by Brotman, in either case that is willful and results in material and demonstrable damage to the business or reputation of RAI or any of its affiliates; (iii) Brotman is charged with a felony; (iv) the continued failure of Brotman substantially to perform Brotman’s duties under this Agreement (other than as a result of physical or mental illness or injury), after RAI delivers to Brotman a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which RAI believes that Brotman has not substantially performed his duties; or (v) Brotman has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided Brotman shall have ten business days after written notice to cure such failure;

c)           Termination by RAI without Cause, upon thirty (30) days prior written notice to Brotman;

d)           Brotman becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith and in writing, that Brotman, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”).  A termination of Brotman’s employment by RAI for Disability shall be communicated to Brotman by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Brotman (the “Disability Effective Date”), unless Brotman returns to full-time performance of his duties before the Disability Effective Date.

e)           A termination by Brotman for Good Reason upon thirty (30) days’ prior written notice to RAI.  “Good Reason” shall mean: (i) any action by RAI that results in a material diminution in Brotman’s position, authority, reporting responsibility, duties or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by RAI promptly after receipt of notice thereof from Brotman; (ii) any purported termination of Brotman’s employment by RAI for a reason or in a manner not expressly permitted by this Agreement; (iii) any failure by RAI to comply with Section 11(c) of this Agreement; (iv) Brotman shall receive notice from RAI of termination of this Agreement at the end of the term then in effect pursuant to the last sentence of paragraph 3 of this Agreement or (v) any other substantial breach of this Agreement by RAI that either is not taken in good faith or is not remedied by RAI promptly after receipt of notice thereof from Brotman; provided, however, that termination by Brotman for Good Reason shall be effective only if such failure has not been cured within thirty (30) days after notice of such failure has been given to RAI.  Except as provided in the following sentence, a termination of employment by Brotman for Good Reason shall be effectuated by giving RAI written notice of the termination within two (2) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of RAI that constitutes Good Reason and the specific provision(s) of this Agreement on which Brotman relies.  In the event of a Change of Control, Brotman may terminate his employment by providing such written notice to RAI for a period of time commencing on the date such Change of Control occurs and ending on the date six (6) months thereafter.

f)           A termination by Brotman following a Change of Control (as defined below) of RAI.

(g)     Termination by Brotman for any reason other than those set forth in Section 6(e) (other than by such Brotman’s death or disability) upon 180 day’s prior written notice to RAI.

(h)           The “Date of Termination” means the date of Brotman’s death, the Disability Effective Date, the date on which the termination of Brotman’s employment by RAI for Cause or without Cause or by Brotman for Good Reason is effective, or the date on which Brotman gives RAI notice of a termination of employment without Good Reason, as the case may be.

(i)           A “Change in Control” means the occurrence of any of the following events:

(1)           RAI’s shareholders approve (or, in the event no approval of RAI’s shareholders is required, RAI consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) RAI’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(2)           the shareholders of RAI approve a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI’s assets;

(3)           during any period of twenty-four consecutive months, less than one-third of the individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) are on the Board at the end of such period.

(4)	neither Edward E. Cohen nor Jonathan Cohen are on the Board; or

(5)           Jonathan Cohen is no longer Chief Executive Officer of RAI.

7.           Effect of Termination.

(a)           Death.  If Brotman’s employment is terminated by reason of Brotman’s death during the Term, RAI shall pay to Brotman’s designated beneficiaries (or, if there is no such beneficiary, to Brotman’s estate or legal representative), in a lump sum in cash within sixty (60) days after the Date of Termination, the sum of the following amounts: (1) any portion of Brotman’s Base Compensation through the Date of Termination that has been earned but not yet been paid; (2) any accrued but unpaid vacation pay through the Date of Termination; (3) an amount equal to one (1) year’s Base Compensation as of the Date of Termination; and (4) an amount equal to the value of all compensation (excluding stock option grants) received by

Brotman pursuant to Section 4(b) during the prior year ending on the Date of Termination.  In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Brotman hereunder shall terminate and Brotman’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(b)           Disability.  Upon the termination of Brotman’s employment pursuant to Section 6(d) hereof due to Brotman’s disability, Brotman shall be entitled to receive his Base Compensation and any incentive compensation (excluding stock option grants) pursuant to Section 4(b) until the expiration of the Term, payable on the dates Brotman would have been paid if he was still working for RAI.  If Brotman is terminated by reason of Disability, Brotman shall assign to RAI any benefits received on account of RAI provided disability insurance for the period in which he is receiving payments pursuant to this Section 7(b).

(c)           By RAI for Cause; By Brotman Other than for Good Reason.  If Brotman’s employment is terminated by RAI for Cause during the Term, RAI shall pay Brotman his Base Compensation through the Date of Termination to the extent earned but not yet paid.  If Brotman voluntarily terminates employment during the Term, other than for Good Reason, RAI shall pay Brotman his Base Compensation through the Date of Termination to the extent earned but not yet paid.  In the event of termination under this Section 7(c), all other benefits, payments or compensation to be provided to Brotman hereunder shall terminate and the rights of Brotman in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(d)           By RAI Other than for Cause, Death or Disability; by Brotman for Good Reason.  If, during the Term, RAI terminates Brotman’s employment, other than for Cause, Death or Disability, or Brotman terminates employment for Good Reason, RAI shall pay to Brotman amounts equal to Compensation as set forth in Section 4 and 5 as if he had remained employed by RAI pursuant to this Agreement, for a period of one year, payable in Brotman’s discretion as a lump sum or at the time when the same would have become due and payable if such termination had not occurred.  The incentive compensation paid to Brotman pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding equity based compensation grants) Brotman received in the year immediately prior to the Date of Termination (and if such Date of Termination shall occur prior to Brotman receiving any incentive compensation, the incentive compensation for the purposes of this paragraph will be deemed to be an amount equal to the Base Compensation).   The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Brotman’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Brotman’s employment by Brotman for Good Reason, and shall be the sole and exclusive remedy therefor.

(e)           Following a Change of Control.  If, during the Term, Brotman terminates his employment within six (6) months following a Change of Control, or Brotman’s employment is terminated by RAI in anticipation of  a Change of Control or  within six (6) months following a Change of Control, RAI shall pay to Brotman amounts equal to compensation and benefits as set forth in Sections 4 and 5 as if he had remained employed by RAI pursuant to this Agreement, for a period of thirty (30) months, payable in at the time when the same would have become due and payable if such termination had not occurred, or if the Change of Control occurs due to a Fundamental Transaction, at Brotman’s discretion in a lump sum upon such termination.  The incentive compensation paid to Brotman pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding stock option grants) Brotman received in the year immediately prior to the Date of Termination (and if such Date of Termination shall occur prior to Brotman receiving any incentive compensation, the incentive compensation for the purposes of this paragraph will be deemed to be in an amount equal to the Base Compensation).  In the addition to the foregoing, any restricted stock of RAI or its affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable in accordance with the terms of the applicable plan and grant.  The payments and benefits provided pursuant to this Section 7(e) are intended as liquidated damages for a termination of Brotman’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Brotman’s employment by Brotman for Good Reason, and shall be the sole and exclusive remedy therefor.  Notwithstanding anything herein to the contrary, any termination of Brotman’s employment within one hundred twenty (120) days prior to a Change of Control (other than for Cause) will be deemed to have been in anticipation of such Change of Control.

8.           Confidential Information.  All confidential information or trade secrets which Brotman may obtain during the period of employment relating to the business of RAI and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of RAI and its affiliates.  The provisions of this Section 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8.

9.           Covenant Not to Solicit.  Brotman shall not, during the Term and for a period ending on the date one (1) year from the Date of Termination, directly or indirectly through another person or entity (i) induce or attempt to induce any officer or employee of RAI or its affiliates to leave the employ of RAI or such affiliate, or in any way interfere with the relationship between RAI and any of its affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of RAI or any of its affiliates within 180 days after such person ceased to be an officer or employee of RAI or any of its affiliates or (iii) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of RAI or any of its affiliates to cease doing business with RAI or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and RAI or any of its affiliates.

10.           Remedies in Case of Breach of Certain Covenants or Termination.  RAI and Brotman agree that the damages that may result to RAI from misappropriation of confidential information or solicitation as prohibited by Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Brotman of the provisions of such Sections, in addition to giving rise to monetary damages, will be enjoined.

11.           Assignment.

(a)           This Agreement is personal to Brotman and, without the prior written consent of RAI, shall not be assignable by Brotman.  This Agreement shall inure to the benefit of and be enforceable by Brotman’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon RAI and its successors and assigns, and RAI may assign this Agreement to any company in which RAI has an interest.  Brotman acknowledges and agrees that, if this Agreement is assigned pursuant to the previous sentence, he will also, if requested by any affiliate of RAI perform the reasonable duties of a vice president of finance of any such affiliate.

(c)           RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place.  As used in this Agreement, “RAI” shall mean both RAI as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.           Miscellaneous.

(a)           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(b)           Modification of Agreement.  This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

(c)           Waiver.  The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

(e)           Notices.  Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to RAI:

Resource America, Inc.
1845 Walnut Street
Suite 1000
Philadelphia, PA 19103
Attn: Michael S. Yecies

If to Brotman:

Jeffrey F. Brotman
P.O. Box 738
Gladwyne, PA 19035

(f)           Duplicate Originals and Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

RESOURCE AMERICA, INC.

By:____________________________
Michael S. Yecies
SVP, CLO & Sec.

JEFFREY F. BROTMAN

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